Exhibit 10.1

EXECUTIVE MANAGEMENT

CASH BONUS PLAN

NORTHSTAR NEUROSCIENCE, INC.

Overview:	This Executive Management Cash Bonus Plan (the “Plan”) of Northstar Neuroscience, Inc. (“Northstar” or the “Company”) is designed to provide a method for determining cash bonuses to certain members of the Company’s management team, and other eligible employees. The purpose of the Plan is to increase shareholder value by providing an incentive to such persons for positively influencing the Company’s business.

Plan Year:	Northstar’s fiscal year, which ends on December 31.

Participants:	Northstar’s Section 16 reporting officers, and other personnel of the Company as designated by the Compensation Committee, are eligible to participate in the Plan (the “Participants”).

The Chief Executive Officer (the “CEO”) and the Chief Operating Officer (the “COO”) have the authority to recommend Participants. The Compensation Committee has the sole authority to designate Participants.

Eligibility will cease upon termination of the Participant’s employment, withdrawal of designation by the Compensation Committee, transfer to a position compensated otherwise than as provided in the Plan, termination of the Plan by the Compensation Committee, or if the Participant engages, directly or indirectly, in any activity that is in conflict with the Participant’s employment, confidentiality, non-compete or non-solicitation agreements (as applicable).

If a Participant changes from an eligible position to an ineligible position during the Plan Year, eligibility to participate will be at the discretion of the Compensation Committee.

Target Bonus:	The Target Bonus for each Participant shall be established for the Participant by the Compensation Committee (or in the case of the CEO, by the Board of Directors upon the recommendation of the Compensation Committee) no later than ninety (90) days after the beginning of the Plan Year. The Target Bonus shall be the amount that would be paid to the Participant under the Plan if 100% of the Corporate Performance Goals (defined below) were met and if the assessment of individual performance was at 100%. The Target Bonus may be established as a percentage of Base Pay, a specific dollar amount, or according to another method established by the Compensation Committee. The amount of the Target Bonus earned by the Participant shall be based on the achievement of Corporate Performance Goals, and evaluation of overall performance of the individual.

Base Pay:	Base Pay is the annual pay rate established for the Participant by Northstar and in effect on the last day of the Plan Period or, in the case of a deceased or disabled Participant, on the last day of participation in the Plan. Northstar, in conjunction with the Compensation Committee, may at any time, in its sole discretion, prospectively revise the Participant’s Base Pay.

Corporate Performance Goals:	In accordance with Section 162(m) of the Internal Revenue Code, the Compensation Committee shall select one or more corporate performance goal measures (the “Corporate Performance Goals”) from among: clinical trial milestones, including enrollment; investigational device exemption filings and related FDA consents; intellectual property filings and patent issuances; product development milestones; clinical trial data analyses and results; financings and licensing agreements; financial results in comparison to budget; and other significant corporate milestones. The Compensation Committee shall select the Corporate Performance Goals no later than ninety (90) days after the beginning of the Plan Year.

The Compensation Committee shall select the amount of the Target Bonus for each Participant that will be determined by achievement of the Corporate Performance Goals.

If the Corporate Performance Goals approved by the Compensation Committee are not met, no bonus will be payable under the Plan.

The Compensation Committee may establish any special adjustments that will be applied in calculating whether the Corporate Performance Goals have been met to account for extraordinary items.

The maximum performance level for each Corporate Performance Goal is 100%.

Individual Performance:	Individual performance shall be assessed by considering the participant’s overall performance, including consideration of individual goals and achievements, as well as goals and achievements of the staff and functions for which the participant is directly responsible.

Bonus Payout:	The Bonus Payout for each Participant is based on the achievement of Corporate Performance Goals and an assessment of individual performance. A Bonus Payout under this Plan is earned upon the Compensation Committee’s review and approval in accordance with the Plan, and will be paid according to the Plan if the Participant:

1) remains an employee of the Company through the date of payment of the bonus, unless employment is terminated prior to the payment date due to death or disability, and

2) refrains from engaging in any activity that is competitive with the Participant’s employment, confidentiality, non-compete or non-solicitation agreements (as applicable).

The Compensation Committee, in its discretion, may determine that the Bonus Payout for any Participant will be less than (but not greater than) the amount earned by such Participant under the Plan.

Bonus Payout Prorations:	For any Participant who meets eligibility criteria after the start of the Plan Year or whose employment with Northstar is terminated prior to the date of payment because of disability or death, the Compensation Committee, at its discretion, may prorate the Bonus Payout. If the Participant is on a leave of absence for a portion of the Plan Year, the Compensation Committee at its discretion may reduce the Participant’s Bonus Payout on a pro-rata basis.

Upon a change in control involving ownership of 50% or greater of the Company, through the date of such transaction, the Committee shall review the achievement of Corporate Performance Goals and assess individual performance for the purpose of determining potential pro-rata bonus payouts.

Bonus Payout Calculation:	Within ninety (90) days after the end of the Plan Year, the Compensation Committee shall review and approve for each Participant the level of achievement of the Corporate Performance Goals and each participant’s individual performance. This evaluation will be used to calculate the Bonus Payout for each Participant. The Compensation Committee shall review the Bonus Payout Calculation for each Participant.

The Bonus Payout will be determined by multiplying (a) the Participant’s Target Bonus by (b) the level of Corporate Performance Goals achieved, as determined by the Compensation Committee, to arrive at the maximum payout under the plan. This amount may then be maintained or reduced (but not increased) by the Committee based on review and approval of an assessment of individual performance, but in no event will a Participant’s Bonus Payout exceed the Target Bonus.

By way of example only, if the Compensation Committee established the Participant’s Target Bonus at $50,000, and the Compensation Committee determined that 70% of the Corporate Performance Goals were satisfied, then the maximum bonus payout for that participant would be $35,000. This maximum payout could then be adjusted lower based on assessment of the participant’s overall individual performance. If this secondary assessment was determined to be at the 80% level, then the Bonus Payout would be set at 80% of $35,000, or $28,000.

Administration:	The Compensation Committee is responsible for administering the Plan, approving the Corporate Performance Goals and the level of achievement of the Corporate Performance Goals, and assessment of individual performance, and otherwise determining all Bonus Payouts under the Plan.

The Compensation Committee shall have the sole authority to interpret and construe the terms of this Plan. All determinations by the Compensation Committee shall be final and conclusive.

Termination of Employment:	The Plan is not a contract of employment for any period of time. Any Participant may resign or be terminated at any time for any or no reason. Employment and termination of employment are governed by Northstar policy and not by the Plan.

Revisions to the Plan:	The Plan will be reviewed by the CEO, the Chief Operating Officer, and the Compensation Committee on a periodic basis for revisions. Northstar reserves the right at its discretion with or without notice, to review, change, amend or cancel the Plan, at any time.

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